                                                                     Exhibit 5.1

                        [Letterhead of Perkins Coie LLP]


                               September 9, 2003



Amkor Technology, Inc.
1345 Enterprise Drive
West Chester, PA  19380

      RE:   EXCHANGE OFFER RELATING TO 7.75% SENIOR NOTES DUE 2013

Ladies and Gentlemen:

      We have acted as counsel to you in connection with certain proceedings related to the offer by Amkor Technology, Inc., a Delaware corporation (the "Company"), to exchange its 7.75% Senior Notes Due 2013 (the "Exchange Notes"), which are being registered under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement"), for an equal principal amount at maturity of its outstanding 7.75% Senior Notes Due 2013 (the "Original Notes"). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Registration Statement.

      In the course of our representation as described above, we have examined, among other things, the Indenture dated as of May 8, 2003 (the "Indenture"), between the Company and U.S. Bank National Association, as trustee (the "Trustee"). We have also examined originals or photocopies, certified or otherwise identified to our satisfaction, of all such corporate books and records of the Company and such other documents, records, certificates or other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

      Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when (i) the Registration Statement has become effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Original Notes pursuant to, and accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the

Amkor Technology, Inc.
September 9, 2003
Page 2


Company, enforceable against the Company in accordance with their terms, except as such enforceability is subject to the effect of (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) public policy limitations on rights to indemnification or contribution.





      Members of our firm are admitted to the bars of the State of California and the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the laws of the State of California and the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Amkor Technology, Inc.
September 9, 2003
Page 3





      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                               Very truly yours,



                                               /s/  Perkins Coie LLP